[  *  ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.18

EXECUTION VERSION

COLLABORATION AND SUPPLY AGREEMENT

This Collaboration and Supply Agreement (“Agreement”) is made and entered into as of May 15, 2018 (the “Effective Date”) by and between Eiger BioPharmaceuticals, Inc., a Delaware corporation having a place of business at 350 Cambridge Avenue, Suite 350, Palo Alto, CA 94306 (“Eiger”), and The Progeria Research Foundation, Inc., a 501(c)(3) not-for-profit organization currently located at 200 Lake St., Peabody MA 01960 (“PRF”).  Eiger and PRF are individually referred to as a “Party” and collectively referred to as the “Parties.”

Whereas, PRF is engaged in research, development, investigation and testing activities for the treatment of Progeria (as defined below) and diseases related to Progeria;

Whereas, Eiger is engaged in the business of the research, development and commercialization of pharmaceutical products;

Whereas, Eiger and Merck Sharp & Dohme Corp. (successor-in-interest of Schering Corporation), a New Jersey corporation having a place of business at 2000 Galloping Hill Road, Kenilworth, NJ 07033 (“Merck”) are parties to that certain License Agreement, dated September 3, 2010, as amended (the “Merck License Agreement”), under which Eiger obtained a license from Merck to develop, make, use and commercialize lonafarnib for certain uses;

Whereas, Eiger and Merck have agreed that Eiger will license and supply lonafarnib to PRF and that Eiger and Merck will execute an amendment to the Merck License Agreement (“Merck Amendment”) expanding the license from Merck to Eiger for exclusive (even as to Merck) license rights to lonafarnib in certain specified indications, including Progeria, and, as between Merck and Eiger during the term of the Merck License Agreement and Merck Amendment, making Eiger solely responsible for granting a sublicense to PRF with respect to lonafarnib in the Field (as defined below) and supplying lonafarnib to PRF, in each case, on terms and conditions agreed upon by PRF and Eiger; and

Whereas, the Parties desire to collaborate to explore the use and commercialization of lonafarnib in the treatment of Progeria;

Now therefore, in consideration of the mutual promises and agreement set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions.  The following terms shall have the following respective meanings when used in this Agreement:

(a)“Additional Site” shall have the meaning set forth in Section 9(e).

(b)“Affiliate” of a Party means any person or entity that at any time is controlling, controlled by, or under common control with such Party, where “control” (or any of its correlates) means beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the equity or other interests entitled to vote for the election of directors or equivalent governing body of a person or entity.

EXECUTION VERSION

(c)“CoA” shall have the meaning set forth in Section 9(c).

(d)“Combination Drug” means a co-formulated pharmaceutical product or product candidate containing the Licensed Compound and one or more active pharmaceutical ingredient(s) in a single vehicle.  For the avoidance of doubt, a Combination Drug does not cover the simultaneous administration of the Licensed Compound and one or more active pharmaceutical ingredients using more than one (1) vehicle.

(e)“Commercialize” or “Commercialization” means all activities comprising or relating to the manufacture, promotion, marketing, advertising, sale, distribution, disposal and other exploitation of any Licensed Products, including any Research Activities and any activities necessary to maintain any regulatory approvals.

(f)“Controlled” means, with respect to any Intellectual Property, know-how or Data, a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, right of access or right to use (as applicable) with respect to such Intellectual Property, know-how or Data to the other Party on the terms and conditions set forth in this Agreement at the time of such grant, in each case without breaching the terms of any applicable agreement with a third party.

(g)“Data” means, in any form or format, all clinical and non-clinical data, natural history data, correspondence with all regulatory authorities, regulatory documents , orphan drug designation of lonafarnib for Progeria (pursuant to 21 CFR § 316.27) or other regulatory exclusivities owned or Controlled by a Party, including any data relating to any Licensed Product collected, compiled, reviewed or analyzed by Accenture PLC and any summaries, memoranda or analyses prepared by Accenture PLC with respect to any such data.

(h)“Default” shall have the meaning set forth in Section 9(h).

(i)“Defense” shall have the meaning set forth in Section 20(d).

(j)“Eiger Indemnified Parties” shall have the meaning set forth in Section 20(c).

(k)“FDA” means the U.S. Food and Drug Administration, an agency of the U.S. Department of Health and Human Services.

(l)“Federal Arbitration Act” shall have the meaning set forth in Section 27(b).

(m)“Field” means the treatment of Progeria.

(n)“IND” shall have the meaning set forth in Section 5(c).

(o)“Indemnified Party” shall have the meaning set forth in Section 20(d).

(p)“Indemnifying Party” shall have the meaning set forth in Section 20(d).

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(q)“Initial Term” shall have the meaning set forth in Section 21.

(r)“Intellectual Property” means all patents, copyrights, trademarks, trade secrets and all other intellectual property and industrial property under the laws of any jurisdiction and all rights in, to and under each of the foregoing, together with all applications for registration or issuances with respect to any of the foregoing and all registrations and issuances with respect to any of the foregoing.

(s)“JSC” shall have the meaning set forth in Section 4.

(t)“Licensed API” means (i) prior to the filing of the Progeria NDA, the active pharmaceutical ingredient of the Licensed Compound in the form as previously supplied to PRF by Eiger prior to the Effective Date or (ii) following the filing of the Progeria NDA, the form of the active pharmaceutical ingredient of the Licensed Compound used for the Licensed Progeria Product under the Progeria NDA.

(u)“Licensed Compound” means that certain compound known as of the Effective Date as lonafarnib with the chemical structure described in Exhibit A, including any prodrug, metabolite, salt, ester, solvate, hydrate or crystalline form thereof.

(v)“Licensed Product” means any (i) pharmaceutical product or product candidate that contains the Licensed Compound, either alone or in combination with one or more other active pharmaceutical ingredients (including all formulations, line extensions and modes of administration thereof) and (ii) Licensed API.

(w)“Licensed Progeria Product” means any Licensed Product in finished capsule form containing lonafarnib as the sole active pharmaceutical ingredient (i) as manufactured and supplied by or on behalf of Eiger to Boston Children’s Hospital  pursuant to the Boston Children’s Hospital Investigator Sponsored Clinical Trial Research Agreement, dated October 4, 2016, as amended on October 28, 2016, by and between Eiger and Boston Children’s Hospital or (ii) following the filing of the Progeria NDA, as submitted to the FDA under the Progeria NDA.

(x)“Losses” shall have the meaning set forth in Section 20(b).

(y)“Merck License Agreement Termination Notice” shall have the meaning set forth in Section 22(b).

(z)“NDA” means any new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking regulatory approval to market and sell any Licensed Product in the United States for a particular indication.

(aa)“Non-Conforming Product” shall have the meaning set forth in Section 12(a).

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(bb)“Pre-existing Eiger IP” shall have the meaning set forth in Section 15.

(cc)“Pre-existing PRF IP” shall have the meaning set forth in Section 15.

(dd)“PRF IND” shall have the meaning set forth in Section 5(c).

(ee)“PRF Indemnified Parties” shall have the meaning set forth in Section 20(b).

(ff)“PRF Second Source” shall have the meaning set forth in Section 9(g).

(gg)“Progeria” means Hutchinson-Gilford Progeria Syndrome and progeroid laminopathies.

(hh)“Progeria NDA” shall have the meaning set forth in Section 5(a).

(ii)“Progeria PRV” shall have the meaning set forth in Section 6(a).

(jj)“PRV Sale” shall have the meaning set forth in Section 6(a).

(kk)“Publishing Party” shall have the meaning set forth in Section 17(a).

(ll)“Renewal Term” shall have the meaning set forth in Section 21.

(mm)“Research Activities” means any research, development, investigation or testing activities (including any activities in connection with any pre-clinical research or clinical trials and any activities conducted under any PRF IND (as defined below)) using any Licensed Product conducted by, on behalf of, under the direction or supervision of, as instructed by, with funding from or in collaboration with PRF.

(nn)“Right of Reference” means any written and signed statement by a Party to the applicable regulatory authority that authorizes such regulatory authority to reference data and information submitted previously by such Party to such regulatory authority, as described in 21 CFR § 312.23(b), or the equivalent authorization in a jurisdiction other than the United States.

(oo)“Term” shall have the meaning set forth in Section 21.

2.License Grants; Certain Covenants.

(a)Subject to the terms and conditions of this Agreement, Eiger hereby grants to PRF a non-exclusive, world-wide, royalty-free, fully paid-up sub-licensable (i) license under and to all Intellectual Property, know-how and Data Controlled by Eiger or any of its Affiliates and (ii) sublicense under and to all Intellectual Property, know-how and Data licensed by Merck or any of its Affiliates to Eiger or any of its Affiliates, in each case (i) and (ii) solely to (A) conduct or perform, or have conducted or performed, any Research Activities using any Licensed Product in the Field and (B) prepare, file, own and maintain any Progeria IND.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(b)Subject to the terms and conditions of this Agreement, PRF hereby grants to Eiger a non-exclusive, world-wide, fully paid-up, sub-licensable license under and to all Intellectual Property, know-how and Data Controlled by PRF solely to prepare and file any NDA for the Licensed Product, including the Progeria NDA.

(c)Eiger shall not amend the Merck License Agreement to narrow or limit the scope of the Licensed Progeria Product or Eiger’s rights with respect to the Licensed Progeria Product or any Intellectual Property, know-how or Data related thereto.

(d)After the Effective Date, Eiger shall not, without PRF’s prior written consent, enter into any agreement or amend any agreement that would limit Eiger’s ability to fulfill its obligations pursuant to this Agreement, provided that this Section 2(d) shall not be deemed to limit or restrict Eiger’s ability, or require PRF’s consent, to amend or terminate an existing manufacturing agreement, or enter into a new manufacturing agreement, for Licensed Progeria Product so long as (i) Eiger replaces any existing manufacturer with at least a comparable manufacturer and (ii) Eiger continues to fulfill its obligations pursuant to this Agreement.

(e)PRF shall not conduct or have conducted any clinical trial involving use in humans of the Licensed Progeria Product in the Field at any Additional Site if such Additional Site does not agree in a written agreement (to which Eiger is an express third party beneficiary) to indemnify the Eiger Indemnified Parties for any Losses resulting from any suit, action, claim, demand or proceeding of any kind or nature arising from any death of, or bodily injury to, any person enrolled in such clinical trial that is caused by the ingestion or use of the Licensed Progeria Product by such person in the conduct of such clinical trial (except to the extent arising from (i) Eiger’s breach of any of its representations, warranties, covenants or agreements set forth in Section 18, (ii) any of Eiger’s actions or failure to take action with respect to any Licensed Progeria Product in accordance with this Agreement or (iii) Eiger’s negligence or willful misconduct).

3.No Implied License.  Nothing herein shall be deemed to grant either Party or any third party acting on behalf of either Party any implied license or right under any Intellectual Property rights Controlled by the other Party except as expressly set forth in this Agreement.

4.Management of Collaboration.  Within [ * ] after the execution of this Agreement, the Parties shall establish a Joint Steering Committee (“JSC”) to oversee the preparation and filing of regulatory filings and collaboration activities of the Parties (including as further described in Section 4(c)) and to conduct or perform any other activities as the Parties may agree upon in writing.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

EXECUTION VERSION

(a)The JSC will be comprised of [ * ] appointed by Eiger and [ * ] appointed by PRF.  All JSC decisions will be made by unanimous vote, with the JSC representatives of Eiger collectively having one vote and the JSC representatives of PRF collectively having one vote.  If the JSC is unable to decide or resolve unanimously: (i) when to file the Progeria NDA with the FDA; or (ii) any other matter subsequent to a change of control of Eiger, then in each case (i) and (ii), the Parties agree to resolve such dispute in accordance with the dispute resolution procedures set forth in Section 27.  For all other matters that are within the scope of the JSC’s responsibility as agreed upon by the Parties in writing, that are properly presented to the JSC for action and that the JSC is unable to decide or resolve unanimously, Eiger shall have final decision making authority with respect to such matter.  For purposes of this Section 4(a), “change of control” means any transaction or series of transactions as a result of which all or a majority of Eiger’s outstanding voting stock or all or a majority of the business or assets of Eiger are sold or otherwise transferred or disposed of and are no longer directly or indirectly owned by the persons owning a majority of the voting stock of Eiger prior to the first such transaction.

(b)The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [ * ] per calendar year, unless the Parties mutually agree in writing to a different frequency, with the location for such meetings to be determined by the JSC.  The JSC shall remain in effect as long as necessary to support regulatory preparation and filing for approval of the Licensed Progeria Product in all territories.

(c)The responsibilities of the JSC shall include (i) reviewing and providing input on current and proposed future Research Activities; however, the Parties acknowledge and agree that the JSC does not have any right to approve or veto any such Research Activities, (ii) discussing overall regulatory requirements for obtaining regulatory approval of any Licensed Progeria Product in the Field, (iii) determining when to submit applications for regulatory approval of any Licensed Progeria Product in the Field, (iv) discussing whether to make the Licensed Progeria Product available in the Field as an investigational drug for treatment use pursuant to Section 8(b) in a particular jurisdiction outside the United States if Eiger believes in good faith that doing so will subject Eiger to an unreasonable risk of liability, (v) discussing whether to make the Licensed Progeria Product available in the Field as an investigational drug for treatment use pursuant to Section 8(b), (vi) reviewing and commenting on correspondence and submissions to regulatory authorities, (vii) coordinating safety monitoring activities between the Parties with respect to the Licensed Progeria Product and any Licensed API supplied by or for Eiger under this Agreement, (viii) facilitating the flow of information between the Parties, (ix) discussing whether to seek regulatory approval of the Licensed Progeria Product in the Field in any country outside of the United States and (ix) performing such other functions as may be appropriate to further the purposes of this Agreement and that are agreed upon by the Parties in writing.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

5.Regulatory.

(a)Promptly after the Effective Date and delivery to Eiger of Data and know-how Controlled by PRF in the Field, Eiger shall undertake a review of the regulatory and clinical Data and information provided by PRF and provide the JSC with its reasonable determination of the estimated time for filing of a NDA for a Licensed Progeria Product in [ * ] and [ * ] capsule formulations in the Field (“Progeria NDA”) by Eiger.  In the event that the JSC determines that such PRF Data and know-how and any other information Controlled or possessed by Eiger or any of its Affiliates supports the filing of the Progeria NDA by the first anniversary of the Effective Date, Eiger agrees to use commercially reasonable efforts to prepare and file the Progeria NDA [ * ].  Eiger agrees that if the JSC determines that filing the Progeria NDA [ * ] is impracticable, then Eiger will use commercially reasonable efforts to file the Progeria NDA as soon as practicable thereafter, as determined by the JSC.  In any event, Eiger agrees to use commercially reasonable efforts to file the Progeria NDA [ * ] for the Licensed Product.  The Parties agree that Eiger will submit a request to the FDA for a rare pediatric disease designation for the Licensed Progeria Product for the treatment of Progeria prior to submission of the Progeria NDA, and will use commercially reasonable efforts to submit such request (i) [ * ] it submits any request for expedited approval of the Progeria NDA under 21 USC § 356 or (ii) by the [ * ], whichever is earlier, unless the parties mutually agree upon an alternate submission date in writing after conferring with each other in good faith.  Following the approval of the Progeria NDA, Eiger agrees to use commercially reasonable efforts to develop and register a [ * ] of the Licensed Progeria Product for use in the Field.  The Parties further agree to use commercially reasonable efforts to prepare and file NDA equivalents outside of the United States for the Licensed Progeria Product for the treatment of Progeria as determined by the JSC.

(b)Eiger shall be the sole sponsor of the Progeria NDA or similar submission during the Term.  During the Term, PRF shall, at Eiger’s sole cost and expense, provide reasonable cooperation and assistance reasonably requested by Eiger with respect to obtaining and maintaining regulatory approvals for an NDA for any Licensed Progeria Product in the Field.  Upon the reasonable written request of PRF, Eiger shall make available to PRF records of the Licensed Product reasonably necessary for PRF to fulfill its regulatory requirements with respect to its use of the Licensed Progeria Product in the Field.

(c)PRF shall have the right, but not the obligation, at its sole cost and expense, to own and maintain an Investigational New Drug (“IND”) application under which Research Activities of PRF are conducted with respect to Licensed Product (“PRF IND”); provided that if PRF elects to exercise such right, then (i) Eiger shall be the exclusive (subject to Section 9(h)) provider of the Licensed Progeria Product under the PRF IND and shall supply the Licensed Progeria Product to PRF as set forth in Section 9; (ii) PRF shall grant Eiger a Right of Reference to Data included in or as part of the PRF IND; (iii) in connection with the PRF IND, Eiger shall grant PRF a Right of Reference to Data included in or as part of any IND or NDA submitted, sponsored or obtained by Eiger for any Licensed Product; and (iv) any material regulatory correspondence or material submission under a PRF IND shall be reviewed and discussed by the JSC prior to submission by PRF to the FDA.  If PRF desires to pursue a study of a Combination Drug in the Field under the PRF IND, Eiger shall consider in good faith entering into a third party collaboration with another drug supplier to enable PRF to pursue such study with Licensed Product.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(d)Eiger shall be solely responsible for any additional clinical or non-clinical studies necessary for obtaining and maintaining approval of the Progeria NDA.  Eiger shall be solely responsible for the costs of such additional studies up to a cumulative total of [ * ].  The Parties will negotiate in good faith regarding the allocation of any costs in excess of this amount.  Eiger agrees to maintain complete and accurate books and records relating to such additional studies.  Eiger shall promptly notify PRF in writing when the costs of such additional studies total each of [ * ].  If the costs of such additional studies exceeds [ * ] and the Parties agree that PRF shall share the costs of any such additional studies in excess of such amount, PRF shall have the right to inspect such books and records (upon reasonable prior written notice to Eiger and during Eiger’s normal business hours and no more than once per year), using an independent certified public accountant retained by PRF and reasonably acceptable to Eiger, for the sole purpose of verifying the costs of such additional studies.  PRF shall bear the expense of any such inspection, except that if any such inspection reveals that the actual costs of such additional studies are less than [ * ] by [ * ] or more, then Eiger shall bear the expense of such investigation.

(e)The Parties shall reasonably cooperate in good faith with respect to the conduct of any inspections by any regulatory authority of a Party's site or facility (or, in the case of PRF, any clinical site conducting Research Activities with PRF as permitted under this Agreement) related to any Licensed Product.  To the extent permitted by applicable law, Eiger shall be allowed to attend any such inspection relating to any Research Activities (other than any Research Activities using Licensed API and no other Licensed Product).

6.Priority Review Voucher.

(a)The Parties acknowledge that a Priority Review Voucher may be available and awarded to Eiger as the sponsor of the Progeria NDA (“Progeria PRV”).  The Parties agree that, if awarded, Eiger will use commercially reasonable efforts to sell the Progeria PRV to a third party (“PRV Sale”) on commercially reasonable terms within twelve (12) months of the issuance of such Progeria PRV.  Eiger agrees not to retain the Progeria PRV for itself or any of its Affiliates.  [ * ].

(b)PRF and Eiger shall share the proceeds of any PRV Sale [ * ].   For clarity, as used in this Section 6(b), “proceeds” means the gross amounts received by Eiger with respect to any PRV Sale, less applicable taxes on such amounts.

7.Commercialization Diligence; Patient Support Programs.

(a)Eiger shall use commercially reasonable efforts to Commercialize the Licensed Progeria Product in the Field in the United States within [ * ] of the Progeria NDA approval in the United States.  In addition, Eiger shall use commercially reasonable efforts to obtain regulatory approval of and Commercialize the Licensed Progeria Product in the Field outside the United States.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(b)Eiger shall (i) establish a patient support program prior to the first commercial sale of the Licensed Progeria Product in the United States and (ii) use commercially reasonable efforts to [ * ] in which Eiger seeks regulatory approval of the Licensed Progeria Product to treat Progeria, in each case (i) and (ii), to [ * ] after the Licensed Progeria Product is approved by the applicable regulatory authority to treat Progeria in each applicable country.  For the avoidance of doubt, Eiger’s obligations under this Section 7 to provide the Licensed Progeria Product [ * ] means that Eiger will [ * ].

(c)Prior to seeking regulatory approval in any particular country outside the United States, if Eiger in good faith believes that (i) it will not be commercially reasonable to establish any such program described in Section 7(b)(ii) in such country and (ii) following regulatory approval of the Licensed Progeria Product in such country, [ * ], then the JSC shall discuss whether to seek regulatory approval of the Licensed Progeria Product for the Field in such country as set forth in Section 4(c).

8.Expanded Access.  Eiger shall use commercially reasonable efforts to make the Licensed Progeria Product available in the Field as an investigational drug for treatment use (a) in the United States in a manner consistent with all applicable laws, rules and regulations, as each such law, rule or regulation is then in effect and (b) outside the United States, in accordance with “named patient” programs in countries where they are available and delivery by or for Eiger is permitted under applicable law without unreasonable cost, expense or risk of liability, in each case (a) and (b), [ * ]; provided that, with respect to (a) and (b), the aggregate net cost to Eiger for making the Licensed Progeria Product available as an investigational drug for treatment use under this Section 8 shall not in the aggregate exceed [ * ].  For the avoidance of doubt, such [ * ] excludes the costs of manufacturing the Licensed Progeria Product.  Eiger shall notify PRF promptly in writing if the aggregate costs of making the Licensed Progeria Product available in the Field as an investigational drug for treatment use pursuant to the foregoing clauses (a) and (b) will exceed such [ * ].  If Eiger in good faith believes that (i) it is not commercially reasonable to make the Licensed Progeria Product available in the Field as an investigational drug for treatment use pursuant to the foregoing clauses (a) or (b) or (ii) making the Licensed Progeria Product available in the Field as an investigational drug for treatment use pursuant to the foregoing clause (b) will subject Eiger to an unreasonable cost, expense or risk of liability, then the Parties shall discuss in good faith potential alternatives.  For purposes of this Section 8, “commercially reasonable efforts” shall be deemed met if Eiger spends, excluding the costs of manufacturing the Licensed Progeria Product, [ * ] to make the Licensed Progeria Product available as an investigational drug for treatment use in accordance with the foregoing clauses (a) and (b).

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

9.Supply of Licensed Progeria Product; Second Source.

(a)Eiger shall supply and deliver to PRF the Licensed Progeria Product  requested by PRF for any Research Activities, by delivery dates reasonably agreed upon by the Parties, in the quantities and to the delivery locations as reasonably agreed upon by the Parties, at no cost or expense to PRF, provided that:

(i)each month, PRF shall provide Eiger in writing with a rolling non-binding estimate of its monthly requirement for the Licensed Progeria Product for Research Activities in each of the following [ * ], which PRF shall, if applicable, update such estimate before the beginning of each month;

(ii)the quantities set forth in the non-binding estimate are reasonably consistent with the quantities ordered and within a reasonable variance from the applicable forecast, provided that Eiger may request that the Parties mutually agree to specific minimum or maximum order variance limits to the extent quantities actually ordered deviate substantially from forecasted orders; and

(iii)PRF shall specify, on a best estimates basis, each estimated order and the related factors or contingencies for the delivery of the Licensed Progeria Product [ * ] before PRF’s requested delivery date, unless otherwise mutually agreed upon by the Parties in writing, and the Parties shall regularly update and discuss the status and timing of delivery over the course of such period, provided that in any event any quantities originally estimated shall be within any maximum order variance set forth under Section 9(a)(ii).

(b)Eiger will package the Licensed Progeria Product in accordance with Eiger's IND application number [ * ] approved by the U.S. Food and Drug Administration on March 7, 2011 or Eiger’s then-approved NDA for a Licensed Product.

(c)Eiger shall (i) retain a sample of each batch of the Licensed Progeria Product supplied under or pursuant to this Agreement and (ii) maintain and provide to PRF access to records of the Licensed Progeria Product in each shipment, including certificates of analysis that include the dates of manufacture (such certificates, “CoAs”).  As reasonably requested by PRF, Eiger shall promptly provide PRF (A) a copy of such CoAs and (B) access to a copy of any such other records described in subclause (ii) of the foregoing sentence and any records of testing performed on such Licensed Progeria Product (as such testing records are required to be maintained by Eiger pursuant to any applicable law, statute, rule or regulation).

(d)PRF shall use the Licensed Progeria Product in the formulation supplied by Eiger and shall in no way modify, reverse-engineer, create derivatives of, reformulate or otherwise use a different form of such Licensed Progeria Product.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(e)If PRF wishes to conduct (or have conducted) any Research Activities or clinical trials at a site other than Boston Children’s Hospital (“Additional Site”) for any Licensed Progeria Product in the Field, PRF shall notify Eiger and Eiger shall promptly and as soon as practicable enter into a material transfer agreement directly with such Additional Site to provide the Licensed Progeria Product for use in the Field.  The JSC shall discuss in good faith plans and supply needs for the Licensed Progeria Product for any Additional Sites.  Eiger acknowledges and agrees that PRF has the right to conduct, direct or sponsor any clinical trials at any Additional Sites using the Licensed Progeria Product, alone or in combination with other therapeutic or pharmaceutical agents, solely in the Field.

(f)Eiger shall (i) continue to supply the Licensed Progeria Product at no charge to Boston Children’s Hospital pursuant to the Boston Children’s Hospital Investigator Sponsored Clinical Trial Research Agreement, dated October 4, 2016, as amended on October 28, 2016, by and between Eiger and Boston Children’s Hospital and (ii) supply any Additional Sites, in each case (i) and (ii), until [ * ] (or such longer period of time that PRF and Eiger may agree upon in writing) after regulatory approval of the Licensed Progeria Product in the Field in the territory in which Boston Children’s Hospital or such Additional Site, as applicable, is located.  If, however, any patient is enrolled in any PRF conducted, directed or sponsored clinical trial and receiving the Licensed Progeria Product from Eiger at the end of such [ * ], Eiger will continue to supply the Licensed Progeria Product at no charge to each such patient for the duration of the clinical trial.  In the event that any Additional Site is located in a territory where a Licensed Progeria Product does not receive regulatory approval during the Term for commercial sale, Eiger will provide the Licensed Progeria Product [ * ] to such Additional Site for the Term.

(g)From time to time during the Term, PRF may identify a second source of supply for the Licensed Progeria Product or Licensed API reasonably acceptable to Eiger (“PRF Second Source”).  Upon written request from PRF, Eiger agrees to: (i) work with such PRF Second Source in good faith; (ii) use commercially reasonable efforts to qualify such PRF Second Source for the manufacture of the Licensed Progeria Product and Licensed API; (iii) provide such PRF Second Source with all information and support necessary, and reasonable assistance, to enable such PRF Second Source to manufacture the Licensed Progeria Product and Licensed API for supply in accordance with this Agreement; and (iv) grant to such PRF Second Source a non-exclusive, world-wide, royalty-free, fully paid-up, non-sublicensable license under and to all Intellectual Property Controlled by Eiger necessary to manufacture the Licensed Progeria Product and Licensed API for supply in accordance with this Agreement.  All costs and expenses with respect to the engagement, assessment, review and commitment of such PRF Second Source shall be the responsibility of PRF, provided that Eiger [ * ] from Eiger to such PRF Second Source.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(h)Eiger agrees that, if, for any reason, Eiger Defaults (as defined below) on any of its obligations to supply any Licensed Progeria Product to PRF in accordance with this Agreement, and fails to cure such Default within [ * ] after its receipt from PRF of a written notice describing such Default, PRF has the right to obtain such Licensed Progeria Product or Licensed API from such PRF Second Source.  Commencing on the [ * ] anniversary of the Effective Date, Eiger shall, at all times during the remainder of the Term, maintain an existing inventory of Licensed Progeria Product in an amount equal to the total amount of Licensed Progeria Product set forth in PRF’s then-current monthly orders for the subsequent [ * ].  If, at any time during the Term, Eiger engages a second source to supply the Licensed Progeria Product or Licensed API, then Eiger shall identify to PRF in writing such alternative manufacturer and, at PRF’s request, Eiger shall use commercially reasonable efforts to facilitate the manufacture of the Licensed Progeria Product or Licensed API for PRF by such alternative manufacturer [ * ] as the terms and conditions pursuant to which such alternative manufacturer agrees to manufacture the Licensed Progeria Product or Licensed API for Eiger.  For purposes of this Section 9(h), “Default” means that Eiger fails to deliver to PRF at least [ * ] of the quantities of Licensed Progeria Product ordered under Section 9(a) (excluding all Non-Conforming Product for purposes of determining such failure level) in any [ * ] orders.

(i)In the event of (i) expiration or any termination of this Agreement (other than Eiger’s termination of this Agreement in accordance with Section 22(b)(i) for an uncured, material breach of this Agreement by PRF), (ii) expiration or any termination of the Merck License Agreement, or (iii) the termination of development (including efforts to seek regulatory approval) or commercialization of Licensed Product by Eiger for any reason, Eiger shall: (A) upon PRF’s written request, to the extent practicable, assign to PRF all manufacturing agreements and supply agreements that Eiger has not assigned to Merck pursuant to the Merck License Agreement relating to the manufacture or supply of Licensed Product then Controlled by Eiger and, to the extent Eiger has such rights, provide the necessary regulatory licenses and any other rights to PRF to enable continuity of supply of the Licensed Product (which manufacturing agreements and supply agreements assigned to PRF (“Assigned Manufacturing Agreements”) may require payment by PRF for supply of the Licensed Product, it being understood that, with respect to any Assigned Manufacturing Agreement: (1) after the assignment of such Assigned Manufacturing Agreement by Eiger to PRF becomes effective (“Assignment Effective Time”), PRF shall be responsible for all ongoing obligations of Eiger under such Assigned Manufacturing Agreement, but only to the extent that such obligations: (w) arise after the Assignment Effective Time; (x) do not arise from or relate to any breach by Eiger of any provision of such Assigned Manufacturing Agreement; (y) are not the result of any event, circumstance or condition occurring or existing on or prior to the Assignment Effective Time; and (z) are ascertainable solely by reference to the express terms of such Assigned Manufacturing Agreement; provided, however, that (I) PRF shall not be obligated to assume, discharge or perform any obligation or liability under such Assigned Manufacturing Agreement if there shall not have been obtained prior to the assignment of such Assigned Manufacturing Agreement by Eiger to PRF any consent required to be obtained from any third party with respect to the assignment or delegation to PRF of any rights or obligations under such Assigned Manufacturing Agreement and (II) in no event shall PRF assume or be deemed to assume, pursuant to this Agreement or otherwise, any obligation or liability arising under such Assigned

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

Manufacturing Agreement that accrued or arose prior to the Assignment Effective Time, unless expressly agreed upon by PRF and Eiger in the written assignment agreement effectuating such assignment; and (2) such Assigned Manufacturing Agreement shall, if agreed upon by the third party counter-party to such Assigned Manufacturing Agreement, be novated and assigned to PRF in its entirety (as may be modified by PRF and such counter-party)); (B) fulfill any outstanding orders for Licensed Progeria Product submitted by PRF pursuant to Section 22(c); and (C) except to the extent Eiger is obligated under the Merck License Agreement to deliver Eiger’s remaining inventory of Licensed Progeria Product to Merck, deliver to PRF all of the safety stock maintained by Eiger pursuant to Section 9(h). With respect to any other remaining inventory of Licensed Progeria Product of Eiger, the Parties shall discuss in good faith Eiger (as may be permitted by Merck if Merck does not exercise its rights under the Merck License Agreement to the Licensed Progeria Product possessed by Eiger) making available any such remaining inventory of Licensed Progeria Product to PRF. For the avoidance of doubt, any such remaining inventory of Licensed Progeria Product assigned to PRF other than the safety stock maintained by Eiger pursuant to Section 9(h) shall be delivered on an “as is” basis without warranty of any kind, and PRF shall be responsible for requalification or other requirements for research use or use in humans under any applicable laws, rules and regulations with respect to such remaining inventory.  In the event Eiger provides to PRF any such remaining inventory of Licensed Progeria Product other than such safety stock, Eiger shall provide to PRF [ * ].

10.Delivery.  Eiger shall deliver the Licensed Progeria Product [ * ] to PRF or its designee (provided that all products in a single order will be delivered to a single place of destination in the U.S.) by PRF’s requested delivery date, provided that with respect to Licensed Progeria Product, PRF supply orders are made in accordance with Section 9(a). Delivery of the Licensed Progeria Product intended to be used for Research Activities outside of the U.S. shall be [ * ] for PRF to undertake export, shipment and delivery outside of the U.S.  For clarity, this Section 10 does not apply to, and Eiger remains solely responsible for, the delivery of all Licensed Progeria Product under the global patient support program described in Section 7 and the expanded access or other “named patient” programs described in Section 8.

11.Supply of Licensed API.

(a)Eiger shall supply and deliver to PRF an average quantity of [ * ] of Licensed API (or such higher quantity as reasonably agreed upon by the Parties) per calendar year (the “Applicable Calendar Year”), at no cost or expense to PRF, for inclusion in and distribution by PRF’s Cell and Tissue Bank (information about which is located, as of the Effective Date, at https://www.progeriaresearch.org/cell-and-tissue-bank/).  Eiger may supply and deliver such average quantity of Licensed API during such Applicable Calendar Year or the immediately subsequent calendar year (the “Subsequent Calendar Year”), but the supply and delivery of such average quantity of Licensed API for the Applicable Calendar Year during the Subsequent Calendar Year shall not decrease Eiger’s obligation to supply and deliver such average quantity of Licensed API for the Subsequent Calendar Year.  Eiger shall deliver such Licensed API to [ * ], unless the Parties otherwise agree in writing to an alternative delivery location, [ * ], by delivery dates reasonably agreed upon by the Parties in writing.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(b)Eiger shall (i) retain a sample of each batch of the Licensed API supplied under or pursuant to this Agreement and (ii) maintain and provide to PRF reasonable access to records of the Licensed API in each shipment, including CoAs.  As reasonably requested by PRF, Eiger shall promptly provide PRF (A) a copy of such CoAs and (B) access to a copy of any such other records described in subclause (ii) of the foregoing sentence and any records of testing performed on such Licensed API (as such testing records are required to be maintained by Eiger pursuant to any applicable law, statute, rule or regulation).

12.Rejection.

(a)For each shipment of the Licensed Progeria Product, Eiger shall provide PRF with a CoA no less than [ * ] days before shipping.  PRF shall reasonably promptly review the CoA and notify Eiger in writing within [ * ] days after PRF’s receipt of such CoA of any non-conformance PRF identifies in the CoA.  If no notification is provided from PRF, then Eiger shall ship the Licensed Progeria Product as scheduled, and PRF (or its designee) shall inspect the Licensed Progeria Product upon its receipt thereof.  Within ten [ * ] days after delivery of any Licensed Progeria Product, PRF may reject all or any portion of any shipment of the Licensed Progeria Product  that (i) has been damaged or tampered with (or the container or packaging of which has been damaged or tampered with) prior to receipt of such Licensed Progeria Product  by or on behalf of PRF or its designee, (ii) is not in conformance with the approved Eiger IND or NDA for such Licensed Progeria Product  or (iii) is adulterated or misbranded within the meaning of such terms under the Federal Food, Drug and Cosmetic Act (each of such Licensed Progeria Product, a “Non-Conforming Product”).

(b)In order to reject a shipment of the Licensed Progeria Product, PRF must provide Eiger with a written notice of rejection and the basis therefor within [ * ] days after PRF’s receipt of such shipment, except that in the case of any Licensed Progeria Product  having any latent defect which, upon reasonable examination by PRF or its designee, could not have been discovered within such [ * ] day period after receipt thereof, PRF must provide Eiger with a notice of rejection and the basis therefor within [ * ] days after PRF becomes aware of such defect.  Any notice of rejection from PRF must contain reasonable documentation to allow Eiger to reasonably determine whether such rejected Licensed Progeria Product is a Non-Conforming Product.  If no such notice of rejection is received by Eiger within the applicable [ * ] day period set forth above, PRF shall be deemed to have accepted such delivery of such Licensed Progeria Product, as the case may be.

(c)If in good faith Eiger does not accept PRF’s basis for rejection of any Licensed Progeria Product, the Parties shall engage a mutually acceptable independent third party laboratory to test the putative Non-Conforming Product in question to determine if such Licensed Progeria Product  is a Non-Conforming Product.  The determination of such laboratory shall be binding upon the Parties, and the costs of such testing shall be shared equally by the Parties.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(d)If Eiger accepts PRF’s basis for rejection of any Licensed Progeria Product or if any such independent third party laboratory determines that the Licensed Progeria Product in question is a Non-Conforming Product, promptly upon receipt of such notice of rejection or such determination, Eiger shall, at PRF’s request, use commercially reasonable efforts to promptly provide PRF with replacement Licensed Progeria Product in the same quantity as the Non-Conforming Product.  Unless Eiger requests the return of a rejected batch of the Licensed Progeria Product within [ * ] after the later of the receipt of PRF’s notice of rejection or, if applicable, the independent third party laboratory’s determination that such Licensed Progeria Product is a Non-Conforming Product, PRF shall destroy such rejected batch of the Licensed Progeria Product and provide Eiger with written certification of such destruction.  Within [ * ] after PRF’s receipt of a written request from Eiger for the return of a rejected batch of the Licensed Progeria Product, PRF shall return such rejected batch to Eiger, at Eiger’s cost and expense.

13.Recalls; Safety Reporting.  Eiger shall have sole decision-making authority with respect to, and shall bear all costs and expenses relating to, issuing any recall, market withdrawal or correction of any Licensed Progeria Product provided by Eiger or with respect to issuing any advisory letter or other safety related communication with respect to any Licensed Progeria Product provided by Eiger.  Eiger shall notify PRF in writing promptly (and in any event within (a) [ * ] after Eiger’s receipt of any written notice or other communication from a regulatory agency that could reasonably be expected to result in any recall, market withdrawal, correction or suspension of distribution of any Licensed Progeria Product or (b) [ * ] after Eiger’s receipt of any written notice or other communication from a regulatory agency that could reasonably be expected to result in any clinical hold of any Licensed Progeria Product) if any Licensed Progeria Product, or any Licensed API contained therein, is alleged or proven to be the subject of any recall, market withdrawal, correction, clinical hold or suspension of distribution.  PRF will make available to Eiger, upon Eiger’s written request, all of PRF's pertinent records in its Control relating to such Licensed Progeria Product that Eiger may reasonably request to assist in effecting any such recall, market withdrawal or correction.  If either Party becomes aware of any information that reasonably suggests that a death or serious adverse reaction or injury will impact the Commercialization or development of the Licensed Progeria Product, such Party will (i) furnish such information to the other Party within [ * ] after such Party becomes aware of such information and (ii) make, maintain and retain records of such information.

14.Inventory Records.  PRF shall keep Eiger reasonably informed of its use of all Licensed Progeria Product and shall keep full and accurate records of its receipt, use and inventory of any Licensed Progeria Product.  Within [ * ] after the end of each [ * ], PRF shall provide Eiger with a written inventory report for the Licensed Progeria Product, documenting amounts of the Licensed Progeria Product being allocated to Research Activities and amounts otherwise being held in the possession of PRF, if any.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

15.Intellectual Property.  Except as specifically set forth in this Agreement, Eiger retains all right, title, and interest in and to all Intellectual Property, information, know-how, Data and inventions that Eiger Controls as of the Effective Date (“Pre-existing Eiger IP”) and all enhancements, modifications, extensions, improvements and derivatives of any Pre-existing Eiger IP developed independently by or for Eiger (either solely or jointly with any third party) and without use of the Confidential Information of PRF.  Except as specifically set forth in this Agreement, PRF retains all right, title and interest in and to all Intellectual Property, information, know-how, Data and inventions that PRF Controls as of the Effective Date (“Pre-existing PRF IP”) and all enhancements, modifications, extensions, improvements and derivatives of any Pre-existing PRF IP developed independently by or for PRF (either solely or jointly with any third party) and without use of the Confidential Information of Eiger (other than use of any Licensed Product in the Field).

16.Confidential Information.

(a)Obligations.  Each Party (the “Receiving Party”) will maintain in strict trust and confidence, and will not (i) use for any purpose other than the performance of its obligations and exercise of its rights under this Agreement, any Confidential Information (as defined below) received from the other Party in connection with this Agreement (the “Disclosing Party”) or (ii) disclose any Confidential Information of the Disclosing Party to any persons or entities (other than the Receiving Party’s employees, clinical site staff, contractors, consultants, agents or, in the case PRF is the Receiving Party, any person or entity to whom it provides any Licensed Progeria Product or Licensed API for any Research Activities, in each case who require such access for the purpose of this Agreement (including for the Receiving Party to perform its obligations or exercise its rights under this Agreement) and are obligated to keep the Disclosing Party’s Confidential Information in confidence).  “Confidential Information” of the Disclosing Party means (i) any information disclosed, directly or indirectly, by the Disclosing Party to the Receiving Party pursuant to this Agreement that (A) is in written, graphic, electronic or other tangible form (including documents, samples, know-how, data, product plans, research and development) and is marked “Confidential” or in a similar manner to indicate its confidential nature, (B) is disclosed orally, provided that such information is designated as confidential at the time of initial disclosure, or (C) otherwise should reasonably be considered confidential by the Receiving Party based on the circumstances of disclosure or the nature of the information itself or (ii) any Data owned or Controlled by the Disclosing Party.  Confidential Information may include information of a third party disclosed by the Disclosing Party to the Receiving Party under this Agreement.

(b)Exceptions to Confidential Information.  Obligations of non-disclosure and non-use will not apply to any information which: (i) is in the public domain or comes into the public domain through no breach of the confidentiality obligations set forth herein; (ii) is disclosed to the Receiving Party without restriction on disclosure and use by an independent third party having a legal right to make such disclosure without making such disclosure subject to confidentiality obligations; (iii) is already rightfully known by the Receiving Party without any confidentiality obligations at the time of receiving such information from the Disclosing

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

Party, as evidenced by the Receiving Party’s prior written records and other competent evidence; or (iv) is independently developed by the Receiving Party without any use of or reference to the Disclosing Party’s Confidential Information, as evidenced by written records and other competent evidence.  If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party prompt written notice, if legally permissible, and shall reasonably assist the Disclosing Party in seeking a protective order, confidential treatment or other appropriate restriction on disclosure or remedy.  In any event, the Receiving Party shall disclose only that portion of such Confidential Information that the Receiving Party is legally required to disclose and shall maintain the confidentiality of such disclosed Confidential Information for all other purposes in accordance with this Agreement.

(c)Maintenance of Confidentiality.  The Receiving Party shall protect the Disclosing Party’s Confidential Information against unauthorized use and disclosure using at least the same degree of care and taking at least the same measures the Receiving Party uses and takes to protect its own confidential information of a similar nature, but in no event will the Receiving Party use or take less than reasonable care or reasonable measures.  The Receiving Party shall promptly notify the Disclosing Party of any actual or suspected unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information, of which the Receiving Party becomes aware.

17.Publicity.

(a)Publications.  If either Party desires to publish findings related to any Research Activities conducted after the Effective Date (such Party, the “Publishing Party”): (i) the Publishing Party shall provide a copy of the proposed publication to the other Party for review at least [ * ] prior to publication if reasonably possible and, if not, as soon as reasonably possible prior to submission for publication but in no event less than [ * ] prior to publication; (ii) such other Party shall provide the Publishing Party with any comments to such proposed publication at least [ * ] prior to the proposed publishing date; and (iii) the Publishing Party shall consider such comments in good faith.  Upon such other Party’s reasonable written request, the Publishing Party shall remove any Confidential Information of such other Party contained in such publication.

(b)Public Announcement.  Other than as required by law or regulation, neither Party shall issue any press release or public announcement relating to this Agreement, or otherwise publicize the collaboration between the Parties under this Agreement, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except that, once a press release or public announcement has been approved in writing by both Parties, a Party may make subsequent public disclosure of the information contained in such statement without any further approval of the other Party.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

18.Representations and Warranties.

(a)Eiger hereby represents, warrants, covenants and agrees that:

(i)as of the Effective Date, Eiger has all rights, approvals and authorities necessary to enter into, and perform all of its obligations under, this Agreement;

(ii)Eiger shall manufacture, package, handle, supply and ship the Licensed Progeria Product and Licensed API in compliance with (A) the approved Eiger IND, (B) all applicable laws, statutes, rules and regulations, and (C) all standards consistent with and necessary for products intended for use in humans;

(iii)Eiger shall manufacture the Licensed Progeria Product and Licensed API in compliance with the good manufacturing practices promulgated by the FDA and the quality assurance and quality control practices that are standard in the pharmaceutical industry;

(iv)neither the Licensed Progeria Product nor Licensed API will be adulterated or misbranded within the meaning of such terms under the Federal Food, Drug and Cosmetic Act;

(v)accompanying each shipment of the Licensed Progeria Product for use in humans, Eiger shall supply the CoA confirming that the Licensed Progeria Product meets all requirements and specifications set forth in the Eiger IND or NDA (including specifications of purity, stability, and composition), as applicable;

(vi) as of the Effective Date, Eiger has all rights necessary to grant to PRF all licenses, sublicenses, rights of access and rights of use (as applicable) to all Intellectual Property, know-how and Data pursuant to and accordance with the terms and conditions of this Agreement; and

(vii)Eiger has provided to PRF a true and complete copy of the Merck License Agreement in effect as of the Effective Date.

(b)PRF hereby represents, warrants, covenants and agrees that:

(i)as of the Effective Date, PRF has all rights, approvals and authorities necessary to enter into, and fulfill all of its obligations under, this Agreement;

(ii)PRF shall handle, store, and use the Licensed Progeria Product and Licensed API in accordance with all applicable laws and regulations and any written instructions provided by Eiger with respect to the proper handling, storage, and use of the Licensed Progeria Product and Licensed API;

(iii)PRF shall not take any action to adulterate or misbrand (within the meaning of such terms under the Federal Food, Drug and Cosmetic Act) the Licensed Progeria Product or Licensed API;

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(iv)the provisions of this Agreement cover, in addition to other matters, all covenants and obligations of Merck to PRF as of the Effective Date with respect to the supply of Licensed Progeria Product and Licensed API to PRF and the use of the Licensed Progeria Product and Licensed API in the Field; and

19.Warranty Disclaimer.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED BY THE PARTIES IN SECTION 18, (a) THE LICENSED PROGERIA PRODUCT AND LICENSED API ARE SUPPLIED BY EIGER TO PRF WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND (b) BOTH PARTIES HEREBY DISCLAIM ALL WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

20.Insurance; Indemnification.

(a)Each Party shall obtain and maintain insurance, including product liability insurance, in commercially reasonable and appropriate amounts at all times during the Term.  Within [ * ] after a Party’s written request, the other Party shall provide to the requesting Party copies of certificates of such insurance of such other Party.  Each such insurance policy shall entitle the other Party to receive at least [ * ] prior written notice of any cancellation (including for nonrenewal) or change of any such insurance policy.  All such insurance policies of Eiger will include PRF as an additional insured with respect to the Licensed Product.  [ * ].

(b)Eiger shall indemnify, defend and hold harmless PRF and each of its officers, directors, employees and agents (collectively, “PRF Indemnified Parties”) from and against any and all third party claims, losses, liabilities, damages, settlements, costs and expenses of any kind, as incurred, including reasonable attorneys’ fees (collectively, “Losses”) resulting from any suit, action, claim, demand or proceeding of any kind or nature arising from (i) Eiger’s breach of any of its representations, warranties, covenants or agreements set forth in Section 18, (ii) any of Eiger’s actions or failure to take action with respect to any Licensed Product in accordance with this Agreement or (iii) Eiger’s gross negligence or willful misconduct, except in each case (i), (ii) and (iii) to the extent resulting from PRF’s gross negligence or willful misconduct or to the extent such Losses would otherwise be subject to indemnification by PRF pursuant to Section 20(c) if such Losses were incurred or suffered by Eiger.

(c)PRF shall indemnify, defend and hold harmless Eiger and each of its officers, directors, employees and agents (collectively, “Eiger Indemnified Parties”) from and against any and all third party Losses resulting from any suit, action, claim, demand or proceeding of any kind or nature arising from (i) PRF’s use, handling, transfer or storage of the Licensed Progeria Product and Licensed API, in each case other than Losses in connection with any clinical trial agreement between PRF and an Additional Site that conducts, on behalf of, under the direction or supervision of, as instructed by or in collaboration with PRF, any clinical trial involving use in humans of the Licensed Progeria Product in the Field, (ii) PRF’s breach of any of its representations and warranties set forth in Section 18 or (iii) PRF’s gross negligence or willful misconduct, except in each case (i), (ii) and (iii) to the extent resulting from Eiger’s gross negligence or willful misconduct or to the extent such Losses would otherwise be subject to indemnification by Eiger pursuant to Section 20(b) if such Losses were incurred or suffered by PRF.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(d)With respect to the indemnification obligations of each Party (“Indemnifying Party”) set forth above in this Section 20: (a) the indemnified Party (“Indemnified Party”) shall reasonably promptly notify the Indemnifying Party in writing of any claim for which the Indemnified Party seeks indemnification under this Section 20, provided, however, that the failure to reasonably promptly provide such notice will not relieve the Indemnifying Party from its liability or obligations under this Section 20, except to the extent the Indemnifying Party’s defense of such claim is materially prejudiced by such failure; (b) the Indemnifying Party shall have sole control of the defense, settlement and negotiations for settlement (collectively, “Defense”) of such claim at the Indemnifying Party’s expense, provided, however, that the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle any such claim if such settlement (i) requires that any of the PRF Indemnified Parties (in the case PRF is the Indemnified Party) or any of the Eiger Indemnified Parties (in the case Eiger is the Indemnified Party) makes any payment or bears any other obligations (beyond those required under this Agreement), (ii) includes any admission of wrongdoing, fault or liability on the part of any of the PRF Indemnified Parties (in the case PRF is the Indemnified Party) or any of the Eiger Indemnified Parties (in the case Eiger is the Indemnified Party), (iii) does not include a full release of all PRF Indemnified Parties (in the case PRF is the Indemnified Party) or all Eiger Indemnified Parties (in the case Eiger is the Indemnified Party) or (iv) includes any injunctive or other equitable relief; and (c) the Indemnified Party shall, as reasonably requested by the Indemnifying Party, reasonably cooperate and provide reasonable assistance in connection with the Defense of such claim.  The Indemnified Party shall have the right to participate in (but not control) such Defense through its own counsel and at its own cost and expense to monitor such Defense.  The Indemnifying Party shall in good faith consult with such counsel for the Indemnified Party and keep such counsel reasonably advised of the status of such Defense.

21.Term.  Unless earlier terminated in accordance with Section 22, this Agreement shall commence as of the Effective Date and continue in effect for an initial term of [ * ] (“Initial Term”), and shall thereafter automatically renew for subsequent renewal terms of two (2) years each (each a “Renewal Term”), unless either Party notifies the other Party in writing no later than [ * ] prior to the end of the then existing Initial Term or Renewal Term (as the case may be) that it does not intend to renew this Agreement for a subsequent Renewal Term.  The Initial Term together with all Renewal Terms are referred to in this Agreement as the “Term.”

22.Termination.

(a)PRF Termination.  PRF may terminate this Agreement: (i) for any reason upon [ * ] prior written notice to Eiger; or (ii) [ * ].  The Parties agree that any termination pursuant to the foregoing clause (ii) in this Section 22(a) shall be deemed a termination for convenience by Eiger.

(b)Eiger Termination.  Eiger may terminate this Agreement: (i) immediately upon PRF’s material breach of this Agreement if PRF fails to cure such breach within [ * ] after its receipt from Eiger of a written notice reasonably describing such breach; or (ii) immediately upon written notice to PRF of the rightful termination or expiration of the Merck License Agreement pursuant to the terms and conditions thereof, provided that Eiger has notified PRF in writing immediately upon Eiger’s receipt from Merck, or Eiger’s sending to Merck, any notice of termination of the Merck License Agreement (“Merck License Agreement Termination Notice”).

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(c)Orders Prior to Termination.  In the event PRF terminates this Agreement for any reason or Eiger terminates this Agreement pursuant to Section 22(b)(ii), Eiger agrees that, subject to Eiger’s obligation to continue to supply the Licensed Progeria Product as set forth in Section 9(f), PRF has the right (but not the obligation) to submit to Eiger prior to the effective date of termination, and Eiger will fulfill, any final orders in accordance with Section 9(a) for any Licensed Progeria Product in quantities specified by PRF (such quantities to be reasonable based on the then-current estimates pursuant to Section 9(a)(iii) as finally agreed upon by the Parties after conferring with each other in good faith), notwithstanding any prior forecasts by PRF for such Licensed Progeria Product.

(d)Effects of Termination.  In the event of expiration or termination of this Agreement for any reason (other than (1) Eiger’s termination of this Agreement in accordance with Section 22(b)(i) for PRF’s uncured material breach or (2) PRF’s termination of this Agreement in accordance with Section 22(a)(i) for convenience and not due to any breach of this Agreement by Eiger), Eiger shall, to the extent Eiger has rights or is permitted under the Merck License Agreement or Merck (or any successor of Merck or of Merck’s rights in the Licensed Compound) otherwise agrees or permits in writing:

(i)[ * ] (A) [ * ] (B) * ];

(ii)[ * ] (A) [ * ] and (B) [ * ];

(iii)provide PRF with complete and unredacted copies of all Data and all draft regulatory filings (it being understood that “draft” means documents reasonably available and in the possession or control of Eiger (or any of its Affiliates) as of the date of such expiration or termination), in each case to the extent Controlled by Eiger that may be necessary to (A) Commercialize the Licensed Product in the Field and (B) prepare, file or maintain any Progeria NDA, it being understood that with respect to access to Data and information regarding chemistry, manufacturing and controls such information may be provided solely by Right of Reference granted by Eiger to PRF (or its designee);

(iv)(A) [ * ] (B) [ * ];

(v)[ * ] (A) [ * ]; (B) [ * ; and (C) [ * ]; and

(vi)[ * ] (A) [ * ] or (B) [ * ].

(e)Return or Destruction of Confidential Information.  Upon the expiration or termination of all licenses granted by a Party (“Granting Party”) to the other Party under or pursuant to this Agreement (“Former Licensee”), such Former Licensee shall (a) reasonably promptly return to such Granting Party or destroy all of such Granting Party’s Confidential Information, and all copies, notes or extracts thereof, in the possession or control of such Former Licensee and (b) in the case of destruction, provide such Granting Party with written certification of such destruction signed by an officer of such Former Licensee.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

(f)Survival.  Upon the expiration or any termination of this Agreement, the following provisions shall survive: Sections 1, 3, 6, the last sentence of 9(c), 9(f), 9(i), 10, the last sentence of 11(b), 13, 15, 16, 17(a), 18, 19, 20(b), 20(c), 20(d), 22(c), 22(d), 22(e), 22(f), and 23 through and including 31. In addition, upon the expiration or termination of this Agreement for any reason (other than for Eiger’s termination of this Agreement in accordance with Section 22(b) or PRF’s termination of this Agreement in accordance with Section 22(a)(i) for convenience and not due to any breach of this Agreement by Eiger), Sections 2(c) and 2(d) shall survive so long as the Merck License Agreement is in effect.

23.Assignment.  Neither Party may assign this Agreement, including by operation of law, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, except that either Party may assign this Agreement (i) to an Affiliate of such Party or (ii) as part of a merger, consolidation, corporate reorganization or sale of all or substantially all of such Party’s assets, in each case (i) and (ii), without the prior written consent of the other Party provided that (A) the permitted assignee assumes in writing the performance of all of the assigning Party’s obligations under this Agreement and (B) in the case Eiger is the assigning Party, Eiger simultaneously assigns the Merck License Agreement to the permitted assignee.  Any attempted assignment in violation of the foregoing restriction will be void.  Subject to the foregoing restriction, this Agreement will be binding upon, enforceable by, and inure to the benefit of the Parties and their respective successors and permitted assigns.

24.Entire Agreement.  This Agreement sets forth the complete and final agreement of the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings, written or oral, between the Parties with respect to such subject matter, including the Non-Binding Term Sheet, dated July 14, 2017, by and between the Parties.  This Agreement may be amended, and the observance of any provision of this Agreement may be waived, only by a writing signed by both Parties.  The failure by either Party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

25.Relationship of the Parties.  PRF and Eiger are independent contractors, and nothing in this Agreement will be construed as making them partners or as creating the relationships of employer and employee, master and servant, or principal and agent between them, for any purpose whatsoever.  Neither Party will make any contracts, warranties or representations or assume or create any other obligations, express or implied, in the other Party’s name or on its behalf.

26.Governing Law.  The validity, performance, construction, and effect of this Agreement shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would cause the application of the laws of another jurisdiction.

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

27.Dispute Resolution.

(a)          Resolution by Executives.  If any unresolved dispute as to matters arising under or relating to this Agreement or either Party's rights or obligations hereunder arises, either Party may refer such dispute to the Executive Director (if referring the dispute to PRF) or the Chief Executive Officer (if referring the dispute to Eiger), who shall meet in person or by telephone within [ * ] after such referral to attempt in good faith to resolve such dispute.  If such matter cannot be resolved by discussion of such officers within such [ * ] period (as may be extended by mutual written agreement of the Parties), such dispute shall be resolved in accordance with Section 27(b).  The Parties acknowledge that discussions between the Parties in an attempt to resolve any disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party's legal position.

(b)          Arbitration. Any dispute that is not resolved pursuant to Section 27(a), except for any dispute, claim or controversy subject to Section 27(b)(vi), shall be settled by binding arbitration administered by federal arbitration before a single arbitrator having substantial experience with commercial transactions in the pharmaceutical industry.  Such arbitration shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws and conducted in accordance with the Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service, Inc. (“JAMS”) then in effect.  The arbitration will be conducted promptly in Boston, Massachusetts, and the Parties consent to the personal jurisdiction of the Federal District Court in the District of Massachusetts for any case arising out of or otherwise related to the arbitration, its conduct or its enforcement.  Each Party shall have [ * ] to present its case, and the Parties shall jointly request that the arbitrator render a final decision within [ * ] following completion of each Party’s presentation or as soon thereafter as is practicable.

(i)Any award shall be promptly paid free of any tax, deduction or offset, and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.  The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees and all other expenses) incurred in connection with such arbitration.  Each Party agrees (A) to abide by the award rendered in any arbitration conducted pursuant to this Section 27(b) and (B) that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in the Federal District Court in the District of Massachusetts and that other courts may award full faith and credit to such judgment in order to enforce such award.  The award shall include interest from the date of any damages incurred for breach of this Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

(ii)Except as set forth in Section 27(b)(i), each Party shall bear its own legal fees.  The arbitrators shall have the authority to grant specific performance or to allocate between the Parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator may determine.

(iii)Provided a Party has made a sufficient showing under the rules and standards set forth in the U.S. Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

measures after either Party submits in writing for arbitration claims requiring immediate relief.   Additionally, nothing in this Section 27 will preclude either Party from seeking any injunctive relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief, concerning a dispute either prior to, during or after any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

(iv)The arbitration proceeding will be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party's Confidential Information.

(v)Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after expiration or termination of this Agreement for any reason.

(vi)Any dispute, controversy or claim relating to the scope, validity, enforceability, infringement, violation, ownership, license or other rights of or with respect to any patents, trademarks or other intellectual property shall be submitted to a court of competent jurisdiction.

28.Notices.  All notices required or permitted to be given under this Agreement will be in writing and will be sent by an overnight courier service with package tracking capabilities and costs prepaid, by registered or certified airmail, return receipt requested and postage prepaid, to the other Party at the addresses set forth in the preamble of this Agreement and to the attention of President and Executive Director (in the case of PRF) or the President and CEO (in the case of Eiger).  Such notices will be deemed to have been given when received by the addressee.  Any Party may give written notice of a change of address in accordance with this Section 28, whereupon any notice or request will thereafter be given to such Party as above provided at such changed address.

29.Severability.  If any provision of this Agreement is held to be illegal or unenforceable, such provision will be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable, and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the Parties’ intent of such provision.

30.Construction; Headings.  No rule of construction that disfavors the drafting party will apply to this Agreement.  As used in this Agreement, “including” and words of similar import mean “including but not limited to.”  The use of “or” will not be deemed to be exclusive.  Headings and titles used in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.

31.Counterparts.  This Agreement may be executed in counterparts (including by facsimile or electronic transmission), each of which shall be deemed to be an original copy of this Agreement and all of which taken together shall be regarded as one and the same instrument.

[SIGNATURE PAGE FOLLOWS.]

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

[  *  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION VERSION

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their respective authorized officers as of the Effective Date.

Eiger BioPharmaceuticals, Inc.		The Progeria Research Foundation, Inc.

By:	/s/ David Cory	By:	/s/ Meryl Fink
Name:	David Cory	Name:	Meryl Fink
Title:	President, CEO	Title:	Executive Director, President

[Signature Page to Collaboration and Supply Agreement]

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

[  *  ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION VERSION

Exhibit A

[ * ]

[  *  ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

A-1